Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-110731) of South Jersey Industries, Inc. of our report dated June 25, 2015, relating to the financial statements and supplemental schedule of South Jersey Industries, Inc. 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2014.

/s/ BDO USA, LLP
New York, New York
June 25, 2015